                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 15, 1998, (except for Note 16, as to which the date is January 8, 1999) in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-53491) and related Prospectus of American Axle & Manufacturing Holdings, Inc. for the registration of 7 million shares of its common stock.

                                                               Ernst & Young LLP

Detroit, Michigan

The foregoing consent is in the form that will be signed upon the completion of the merger described in Note 16 to the financial statements.



                                                           /s/ Ernst & Young LLP

Detroit, Michigan
January 8, 1999